SUB-LEASE AGREEMENT

As of this date, February 1, 2005, FIIC, Inc. agrees to pay to Manex Financial Management, Inc. the amount of $5,000.00 per month for rent and other overhead expenditures for the use of office space at 1585 Bethel Road, Columbus, Ohio.

Signed,

COO FIIC INC

Agreed upon by:

Robert Ostrander, President
Manex Financial Management, Inc.